Exhibit 99

Cardinal Bankshares Corporation 2010 Annual Meeting

Floyd, VA, May 3, 2010 - Cardinal Bankshares Corporation held its Annual Meeting of Shareholders on April 28, 2010.

All of the following nominees were re-elected by shareholders to serve on Cardinal’s Board of Directors: Ronald Leon Moore, Dr. Joseph Howard Conduff, Jr., William R. Gardner, Jr., Dr. A. Carole Pratt, G. Harris Warner, Jr., and Kevin D. Mitchell.

The second item of business relating to the amendment of the Corporate Charter to allow for the addition of Preferred Stock was defeated.

The newly re-elected Directors unanimously re-appointed Ronald Leon Moore as Chairman, CEO and President and added Henry A. Logue, Executive Vice-President to the Board of Cardinal Bankshares Corporation.